Exhibit (h)(3)(iv)

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 1 to the Amended and Restated Expense Limitation Agreement (“Amendment No. 1”), dated as of May 1, 2013, between AXA Premier VIP Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Funds Management Group, LLC (“FMG LLC”), a Delaware limited liability company.

Effective as of May 1, 2013, the Trust and FMG LLC agree to modify and amend the Expense Limitation Agreement (the “Agreement”), dated as of March 15, 2012, between them as follows:

1.	Schedule A. Schedule A to the Agreement, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by this Amendment No. 1 to Schedule A attached hereto. Schedule A is being amended to include Maximum Annual Operating Expense Limits for each of the Multimanager Portfolios (with the exception of the Multimanager Core Bond Portfolio).

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA PREMIER VIP TRUST			AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Brian E. Walsh	By:	/s/ Steven M. Joenk
	Brian E. Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Chairman, Chief Executive Officer and President

AMENDMENT NO. 1

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

	Maximum Annual Operating Expense Limit
Portfolio	Class K	Class A+	Class B+
Multimanager Aggressive Equity Portfolio	0.80%	1.05%	1.05%
Multimanager International Equity Portfolio	1.05%	1.30%	1.30%
Multimanager Large Cap Core Equity Portfolio	0.90%	1.15%	1.15%
Multimanager Large Cap Value Portfolio	0.90%	1.15%	1.15%
Multimanager Mid Cap Growth Portfolio	1.00%	1.25%	1.25%
Multimanager Mid Cap Value Portfolio	1.00%	1.25%	1.25%
Multimanager Multi-Sector Bond Portfolio	0.75%	1.00%	1.00%
Multimanager Small Cap Growth Portfolio	1.05%	1.30%	1.30%
Multimanager Small Cap Value Portfolio	1.05%	1.30%	1.30%
Multimanager Technology Portfolio	1.15%	1.40%	1.40%

+	Includes amounts payable pursuant to Rule 12b-1

	Maximum Annual Operating Expense Limit
Portfolio	Class K	Class A+	Class B+
Multimanager Core Bond Portfolio	0.75%	1.00%	1.00%
AXA Aggressive Allocation Portfolio*	1.00%	1.25%	1.25%
AXA Conservative Allocation Portfolio*	0.75%	1.00%	1.00%
AXA Conservative-Plus Allocation Portfolio*	0.85%	1.10%	1.10%
AXA Moderate Allocation Portfolio*	0.90%	1.15%	1.15%
AXA Moderate-Plus Allocation Portfolio*	0.95%	1.20%	1.20%
Target 2015 Allocation Portfolio	0.35%	0.60%	0.60%
Target 2025 Allocation Portfolio	0.35%	0.60%	0.60%
Target 2035 Allocation Portfolio	0.35%	0.60%	0.60%
Target 2045 Allocation Portfolio	0.35%	0.60%	0.60%

+	Includes amounts payable pursuant to Rule 12b-1
*	Includes fees and expenses of underlying investment companies in which the Portfolio invests